Exhibit 23. 3

MURRAY, HOGUE & LANNIS

3400 GULF TOWER

PITTSBURGH, PENNSYLVANIA 15219-1908

Website: mhandl.com

Dr. John E. Murray, Jr.	Telephone: (412) 263-5650
Jon Hogue	Facsimile: (412) 263-5660
Timothy Murray	E-Mail: firm@hoguelannis.com
Sandra L. Lannis	Direct Dial (412) 263-5228
Michelle D. Smith	E-Mail: jhogue@hoguelannis.com

March 6, 2008

Confidential

VIA FACSIMILE

Ronald S. Milstein, Esq.

Senior Vice-President and General Counsel

Lorillard Tobacco Company

714 Green Valley Road

PO Box 10529

Greensboro, NC 27404

Dear Mr. Milstein:

I and my law firm represent Management Science Associates, Inc. (“MSAI”). I am writing this letter pursuant to the request of Lorillard Tobacco Company (“Lorillard”) seeking the consent of MSAI for Lorillard to utilize the name of MSAI with respect to certain information that may be provided by Lorillard in filings with the Securities Exchange Commission and/or shareholder reports. MSAI consents to this limited use of MSAI’s name so long as the attribution is in conjunction with data that have been provided by MSAI, which data is fairly and accurately presented.

If there are any questions, please let me know.

Yours truly,

/s/    Jon Hogue

JON HOGUE